EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc. Commission File No.: 033-18888

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces First Quarter Earnings Up 13.5%

And Raises Quarterly Dividend

Shippensburg, PA (April 24, 2008) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) is pleased to announce operating results for the first quarter of 2008, which ended on March 31, 2008.

Net income grew to $3,250,000, a 13.5% increase over the $2,863,000 earned during the first three months of 2007. Primary earnings per share were $.51 for first quarter 2008 compared to $.45 per share for first quarter 2007.

Net interest income for the first quarter of 2008 was $7,917,000, up 10.6% from the $7,160,000 realized during the first quarter of 2007. This increase was achieved despite a 10 basis point compression of net interest margin attributed to 1st quarter decreases in the prime lending rate. Although our net interest margin decreased to 3.92%, 11.6% balance sheet growth from a year earlier translated into solid results. Equally important, non-interest income growth continued to outstrip non-interest expense increases, resulting in an outstanding first quarter efficiency ratio of 56.6%.

Key performance metrics also showed improvement in the first quarter of 2008 compared to the same quarter last year. Return on average assets, return on average equity and return on average tangible equity were 1.45%, 13.52% and 17.58%, respectively, versus 1.44%, 12.95% and 17.29% a year earlier.

The Board of Directors approved an increase in the second quarter cash dividend to $.22 per share payable to shareholders of record on May 9, 2008. This represents an increase of 10.0% over the dividend of $.20 declared during the second quarter of 2007. The dividend will be paid on May 23, 2008. Year to date, our dividend has increased 7.5% from $.40 to $.43 per share. All per share amounts have been restated to reflect the 5% stock dividend paid in May 2007.

Commenting on the first quarter results, Kenneth R. Shoemaker, President and Chief Executive Officer stated, “During these unsettled economic times, we are particularly pleased to report increased earnings performance. Orrstown continues to be one of the strongest banks in the state of Pennsylvania due to our relentless focus on our operating model and the dedication of our entire staff and Board of Directors.”

With over $915 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	March 31, 2008	March 31, 2007	% Change
Net Income	$3,250,000	$2,863,000	+13.5%
Primary Earnings Per Share	$.51	$.45	+13.3%
Diluted Earnings Per Share	$.48	$.42	+14.3%
Dividends Per Share	$.21	$.20	+5.0%
Return on Assets	1.45%	1.44%
Return on Equity	13.52%	12.95%
Return on Tangible Assets	1.50%	1.50%
Return on Tangible Equity	17.58%	17.29%

Balance Sheet Highlights:	March 31, 2008	March 31, 2007	% Change
Assets	$917,559,000	$821,998,000	+11.6%
Loans, Gross	$721,234,000	$636,257,000	+13.4%
Deposits	$667,104,000	$642,539,000	+3.8%
Equity	$98,113,000	$90,840,000	+8.0%
Tangible Equity	$76,789,000	$69,335,000	+10.8%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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